Industrial Enterprises of America Provides Update Regarding Pending Acquisition
Monday July 10, 9:26 am ET

NEW YORK, July 10, 2006 (PRIMEZONE) -- Industrial Enterprises of America, Inc. (OTC BB:IEAM.OB - News), a specialty automotive aftermarket supplier, today announced that due diligence regarding its previously announced acquisition target is ongoing and the Company anticipates entering into a definitive agreement with a closing scheduled on or about July 31, 2006.

John Mazzuto, Chief Executive Officer of Industrial Enterprises of America, stated, ``Based on initial analysis this accretive acquisition, upon completion, will immediately increase our manufacturing capacity and regional distribution, growing revenues and net income during our current fiscal year. I want to reiterate that the funds for this acquisition will come from our existing capital resources without increasing the number of free trading shares or the absolute number of fully diluted shares outstanding. Subject to the consummation of the acquisition, the new earnings guidance will be $1.20 per share on a fully diluted basis.''

The acquisition target is a profitable specialty blender, packager and distributor of motor oils and related automotive aftermarket products based in the Southeastern United States with projected revenue of approximately $20 million. The purchase price of the acquisition will be based upon its current year earnings and will be on par with valuation given to previous acquisitions.

About Industrial Enterprises of America, Inc.

Industrial Enterprises of America, Inc., headquartered in New York, NY, is an automotive aftermarket supplier that specializes in the sale of anti-freeze, auto fluids, and other automotive additives & chemicals. The company has distinct proprietary brands that collectively serve the retail, professional, and discount automotive aftermarket channels.

Statement Under The Private Securities Litigation Reform Act

Except for the historical information contained herein, the matters discussed in this press release may include forward-looking statements or information. All statements, other than statements of historical fact, including, without limitation, those with respect to the objectives, plans and strategies of Industrial Enterprises of America set forth herein and those preceded by or that include the words ``believes,'' ``expects,'' ``given,'' ``targets,'' ``intends,'' ``anticipates,'' ``plans,'' ``projects'', ``forecasts'' or similar expressions, are forward-looking statements. Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties which could cause the Company's future results to differ materially from those anticipated, including: (i) the Company's history of ongoing operating losses; (ii) the overall marketplace and clients' usage of products, including demand therefore, the impact of competitive technologies, products and pricing, particularly given the substantially larger size and scale of certain competitors and potential competitors, control of expenses, and revenue generation by the acquisition of new customers; Other risks are detailed from time to time in the Company's 2005 Annual Report on Form 10-K, as amended, its Quarterly Reports on Form 10-QSB, and in its other Securities and Exchange Commission reports and statements. The Company assumes no obligation to update any of the information contained or referenced in this press release.

Contact:
Industrial Enterprises of America, Inc.
Investors & Public Relations:
David Zazoff
(212) 505-5976
PressReleases@Za-Consulting.net